Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employees’ Savings Plan of Irwin Financial Corporation of our reports dated March 31, 2009, with respect to the consolidated financial statements of Irwin Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Irwin Financial Corporation filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Chicago, Illinois

June 8, 2009